WYOMING PROMISSORY NOTE

(Unsecured)

ON THIS 19th DAY of June, 2020, Pipergy Inc., a Wyoming corporation, hereinafter known as the “Borrower” promises to pay to Thomas J. Mohnen, of P.O. , Box 727, Newcastle, WY 82701, hereinafter known as the “lender”, the principal sum of Twenty-Five Thousand Dollars ($25,000.00), with interest accruing on the unpaid balance at the rate of nine percent (9.0%) per annum, which is no greater than the maximum usury stated in the Wyoming Statutes.

This shall begin as of the date above in the manner that follows:

PAYMENTS:  Borrower shall pay (check the applicable box)

NO INSTALLMENTS:  Payment in full of principal and interest accrued shall be payable on the due date.

All payments shall be made to Lender at the address set forth above, unless Borrower is provided with written notice of any alternative address.

DUE DATE:  The full balance on this Note, include any accrued interest and late fees, is due and payable on the 20th day of June, 2021.

INTEREST DUE IN THE EVENT OF DEFAULT:  In the event that the Borrower fails to pay the note, in full, on the due date, unpaid principal shall accrue interest at the rate of eighteen percent (18.0%) per annum OR the maximum rate allowed by law, whichever is less, util the Borrower is no longer in default.

ALLOCATION OF PAYMENTS:  Payments shall be first credited any late fees due, then to interest due and any remainder will be credited to principal.

PREPAYMENT:  Borrower may pre-pay this Note without penalty.

ACCELERATION:  If the Borrower is in default under this Note and fails to make any payment owed and such default is not cured within 30 days after written notice of such default, then Lender may, at its option, declare all outstanding sums owed on this Note to be immediately due and payable, in addition to any other rights or remedies that Lender may have under state and federal law.

ATTORNEYS’ FEES AND COSTS:  Borrower hall pay all costs incurred by Lender in collecting sums due under this Note after a default, including reasonable attorneys’ fees.  If Lender or Borrower sues to enforce this Note or obtain a declaration of its rights hereunder, the prevailing party in any such proceeding shall be entitled to recover its reasonable attorneys’ fees and costs incurred in the proceeding (including those incurred in any bankruptcy proceeding or appeal) from the non-prevailing party.

WAIVER OF PRESENTMENTS:  Borrower waives presentment for payment, notice of dishonor, protest and notice of protest.

NON-WAIVER:  No failure or delay by Lender in exercising Lender’s rights under this Note shall be considered a waiver of such rights.

SEVERABILITY:  In the event that any provision herein is determined to be void or unenforceable for any reason, such determination shall not affect the validity or enforceability of any other provision, all of which shall remain in full force and effect.

INTEGRATION:  There are no verbal or other agreements which modify or affect the terms of this Note.  This Note may not be modified or amended except by written agreement signed by Borrower and Lender.

NOTICE:  Any notices required or permitted to be given hereunder shall be given in writing and shall be delivered (a) in person, (b) by certified mail, postage prepaid, return receipt requested, (c) by facsimile, or (d) by a commercial overnight courier that guarantees next day delivery and provides a receipt, and such notices shall be made to the parties at the addresses listed below.

EXECUTION:  The Borrower executes this Note as a principal and not as a surety.  If there is more than one Borrower, each Borrower shall be jointly and severally liable under this Note.

SIGNATURE AREA

This agreement was signed the 19th day of June 2020 by the following:

/s/ Thomas J. Mohnen

/s/ Leonard M. Stillman Jr.

Thomas J. Mohen

Leonard M. Stillman Jr.

Chief Financial Officer

Pipergy Inc.